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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------

                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): October 1, 2004

                       FARMSTEAD TELEPHONE GROUP, INC.
           (Exact name of registrant as specified in its charter)


          Delaware                   0-15938                  06-1205743
(State or other jurisdiction       (Commission              (IRS Employer
      of incorporation)            File Number)          Identification No.)




22 Prestige Park Circle, East Hartford, CT               06108-3728
  (Address of principal executive offices)               (Zip Code)


      Registrant's telephone number, including area code: (860) 610-6000

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       (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

      On October 4, 2004, Farmstead Telephone Group, Inc. issued a press release announcing the appointment of Jean-Marc Stiegemeier as the Company's new President and Chief Executive Officer, succeeding George J. Taylor, Jr., the Company's founder. Mr. Stiegemeier was also appointed to the Company's Board of Directors. Mr. Taylor will continue to serve as Chairman of the Board. The press release is attached hereto as Exhibit 99(a).

      On October 1, 2004, the Company entered into an employment agreement (the "Agreement") with Mr. Stiegemeier (the "Executive") through December
31, 2009.   The Agreement includes the following key provisions: (i) an annual base salary of $300,000, which may be increased by the Board in its discretion or decreased by the Board under certain defined circumstances;
(ii) a one-time special bonus of $37,500, $25,000 of which was payable October 1, 2004, with the balance payable in January 2005; (iii) an annual bonus of up to 100% of Executive's base salary based upon the attainment of a Board-approved earnings target for that year; and (iv) as an incentive to reduce the Company's "acquisition" costs, Executive would receive an "acquisition incentive bonus" equal to one percent (1%) of the Purchase Price, as defined in the Agreement) for each acquisition that is concluded during the term of this Agreement without any obligation by the Company to pay any fees, commissions or any other cash or equity-based compensation to any third party(ies) for or in connection with (a) the identification of the entity that is the subject of the acquisition; (b) the valuation of the acquisition or (c) the negotiation of the purchase price and other key business terms of the acquisition with the selling party or its representatives. Concurrent with the effective date of the Agreement, Executive was issued a Warrant to purchase up to Four Hundred Thousand (400,000) shares of common stock at fair market value. The Warrant is exercisable immediately and expires five years from the date of grant. The underlying common stock is unregistered as of the date of issuance of the warrant. The Executive was also granted an option to purchase up to Six Hundred Thousand (600,000) shares of common stock under the 2002 Stock Option Plan at an exercise price equal to the fair market value of the common stock. Three Hundred Thousand (300,000) shares are exercisable one year after the grant date, with the remainder exercisable two years after the grant date. The options expire ten years after the grant date.

      The Agreement also provides severance pay for the Executive during the term of the Agreement under certain circumstances. Should the Company terminate the agreement without "cause", or if the Executive terminates the Agreement "for good reason", or in the event the Executive resigns after a "change in control", as all are defined in the Agreement, then severance pay will equal three times the "Executive Compensation Amount" as defined. From August 16, 2004 to October 1, 2004, the Executive provided business consulting services to the Company for which the Executive earned $50,000 in fees.

      Mr. Stiegemeier has extensive executive management experience in the telecommunications industry. From 2002 to 2004 he was a business consultant, advising companies on strategic redirections and turnarounds. He also served on the board of directors for certain of these companies. From 1997-2002, he served as President, Founder and Director of Exp@nets Inc., a voice and data solutions provider. Prior thereto, Mr. Stiegemeier served as Chairman and CEO of Franklin Industries Inc., Lucht, Inc., Ships Entertainment, Inc, California-Telamerica Inc., Morrow Optical, Inc., and Telamerica, Inc. He was also the President of Honeywell-Telamerica.

      On October 1, 2004, Mr. Taylor's employment agreement with the Company was modified ("Modified Agreement"), extending his "Active" employment period through December 31, 2007 and eliminating his "Limited" employment period. The Modified Agreement includes the following major provisions: (i) a base salary of $200,000 for 2005, increasing to $250,000 in 2006 and $300,000 in 2007; (ii) an annual bonus of up to 100% of Executive's base salary based upon the attainment of a Board-approved earnings target for that year; and (iii an "acquisition incentive bonus" as described above for Executive.


ITEM 9. 01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

4(a) Warrant to Purchase common stock of Farmstead Telephone Group, Inc. issued to Jean-Marc Stiegemeier


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       October 1, 2004

10(a) Employment Agreement dated October 1, 2004 between Farmstead Telephone Group, Inc. and Jean-Marc Stiegemeier.

10(b) Fourth Addendum to that Certain Employment Agreement Between Farmstead Telephone Group, Inc. and George J. Taylor, Jr. Dated as of January 1, 1998 as Amended by that Certain Restated First Addendum Dated as of August 1, 2001; as Further Amended by that Certain Second Addendum Dated as of January 1, 2003; and as Further Amended by that Certain Third Addendum Dated as of January 1, 2004

99(a)  Press release dated October 1, 2004.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          FARMSTEAD TELEPHONE GROUP, INC.

                                          By: /s/Robert G. LaVigne
                                          ------------------------
                                          Robert G. LaVigne
                                          Executive Vice President &
                                          Chief Financial Officer



Date:  October 5, 2004

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